Exhibit 99.1

FOR IMMEDIATE RELEASE:

For additional information contact:

Mark Root	Joseph Cormier
Executive Director, Corporate Communications	VP, M&A and Investor Relations
off: 703-218-8397; cell: 571-259-1169	703-218-8258
mark.root@mantech.com	joe.cormier@mantech.com

ManTech Names Mary K. Bush, International Finance, Banking and Government Policy Executive, to its Board of Directors

FAIRFAX, VA —October 11, 2006 — ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions focused on mission-critical national security programs for the Intelligence Community; the Departments of Defense, State, Homeland Security, and Justice; the Space Community; and other U.S. federal government customers announced today that Mary K. Bush, President of Bush International, LLC and member of the ManTech Advisory Board since 2002, has been elected to the company’s Board of Directors.

“Mary K. Bush has served three presidents and is widely recognized for her work in international finance, banking and government policy,” said George J. Pedersen, ManTech Chairman of the Board and Chief Executive Officer. “Her broad knowledge of economics, capital markets and government policy proved very valuable as a member of our Advisory Board and we look forward to her continued contributions to ManTech’s growth as part of our Board of Directors. With her membership on other Boards, including her recent election to the United Airlines Board, Ms. Bush brings a fresh and welcome perspective to our Board of Directors.”

As president of Bush International, LLC, Ms. Bush directs a firm that advises emerging market governments on strengthening banking systems, capital markets and on strategy to support free enterprise. From 1995 to 1996, Ms. Bush served as financial advisor to the District of Columbia Financial Responsibility and Management Assistance Authority. From 1989 to 1991, Ms. Bush was Managing Director of the Federal Housing Finance Board – the oversight body for the nation’s twelve Federal Home Loan Banks.

Prior to 1989, Ms. Bush was the Vice President of International Finance at Fannie Mae, where her successes included the creation of Fannie Mae’s first mutual fund of mortgage-backed securities. From 1982 to 1984 she served as U.S. Alternate Executive Director of the International Monetary Fund (IMF) Board, a position appointed by the President of the United States. During the 1980’s debt crisis, she led the reform of IMF accounting practices to incorporate GAAP in accounting for past due loans. From 1982 to 1983, Ms. Bush was Executive Assistant to the Deputy Secretary of the U.S. Treasury Department.

Ms. Bush’s corporate board memberships include Mortgage Guaranty Insurance Corporation; the Pioneer Family of Mutual Funds; Brady Corporation; Briggs & Stratton Corporation; and UAL Corporation. Ms. Bush also serves on the Kennedy Center Board and on the Governing Council of the Independent Directors Council.

Ms. Bush holds a master of business administration degree from the University of Chicago, and a bachelor’s of arts degree, Phi Beta Kappa, Magna Cum Laude, from Fisk University.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the Departments of Defense, State, Homeland Security, and Justice; the Space Community; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, technology and software development, enterprise security architecture, information assurance, intelligence operations support, network and critical infrastructure protection, information technology, communications integration and engineering support. The company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; provides the physical and cyber security to protect U.S. embassies all over the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and builds and maintains secure databases that track terrorists. With approximately 6,000 highly qualified employees, the company operates in the United States and over 40 countries. In 2005, Red Herring magazine selected ManTech as one of its Small Cap 100 Companies; and in 2006, Business 2.0 magazine named ManTech one of its 100 Fastest Growing Technology Companies. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Such forward-looking statements are subject to factors that could cause actual results to differ materially from those anticipated results. For a discussion of these and other risks and uncertainties, please refer to the section entitled “Risks Related to the Company’s Business” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2006, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q and Form 8-K. The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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